Exhibit 4.15

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the "Commission")**

AMENDMENT #2 TO EXCLUSIVE LEAD SHARING

AND DISTRIBUTION AGREEMENT

THIS AMENDMENT TO EXCLUSIVE LEAD SHARING AND DISTRIBUTION AGREEMENT (this “Amendment”) is made effective as of this 22 day of December, 2016 (the “Amendment Effective Date”) by and between Mazor Robotics Ltd., with a principal office located at 7 HaEshel Street, Caesarea Park South, Israel 3088900 (“Mazor”) and Medtronic Navigation, Inc., having a principal office located at 826 Coal Creek Circle, Louisville, CO 80027 (“Medtronic” and, together with Mazor, the “Parties”) to that certain Exclusive Lead Sharing and Distribution Agreement (the “Agreement”) entered into effective as of May 18, 2016 (the “Agreement Effective Date”).

WHEREAS, pursuant to Section 11 of the Agreement, Medtronic agreed to pay Mazor an Implant Fee for cases in which Medtronic Spinal Constructs are implanted utilizing the MazorX System;

WHEREAS, the Parties now desire to amend the terms of Section 11 of the Agreement to add the criteria by which accounts that utilize the Mazor Renaissance System will also qualify for payment of the Implant Fee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT

NOW THEREFORE, the Parties agree as follows:

1.             Capitalized terms used herein shall have the same meaning as defined in the Agreement.

2.             The following is added to the end of Section 11:

In addition, Medtronic shall pay the Implant Fees referred to in (a) through (c) above, at the same corresponding levels, where the Mazor Renaissance System is utilized and Medtronic Spinal Constructs are implanted, subject to the following:

•
The Implant Fee for cases in which the Mazor Renaissance System is utilized shall only apply to cases performed that constitute incremental implant revenue for any particular surgeon.  [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

•
The Implant Fee for the surgeon in which the Mazor Renaissance System is utilized shall only be applicable for a period of twenty four (24) months from the date the Incremental Implant Revenue Threshold is calculated for the surgeon.

3.             Except as specified above, all of the terms and conditions of the Agreement shall remain as before.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Second Amendment.

MEDTRONIC NAVIGATION, INC. By: /s/ Scott Hutton Name: Scott Hutton Title: VP/GM Date: December 22, 2016	MAZOR ROBOTICS LTD. By: /s/ Jonathan Adereth Name: Jonathan Adereth Title: Chairman of the Board of Directors Date: December 12, 2016

By: /s/ Ori Hadomi Name: Ori Hadomi Title: Chief Executive Officer Date: December 12, 2016